SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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BlackRock Funds

(Name of Registrant as Specified in its Charter)

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June 27, 2008

Dear Fellow Shareholder:

I am writing to you directly because we need your help. BlackRock Technology Fund is asking its shareholders to approve its proposed reorganization with BlackRock Global Science & Technology Opportunities Portfolio, a portfolio of BlackRock Funds. As more fully explained in the proxy material which accompanied our original mailing, we believe that the reorganization will benefit Technology Fund’s shareholders.

The Fund’s Board of Directors has unanimously approved the reorganization.

Although the response of shareholders who have already voted has been extraordinarily positive, we are still short of the 50% vote required for approval at the special shareholder meeting scheduled for July 8, 2008.

Please take a minute to cast your vote.

You can vote quickly and easily using one of the following methods:

•	Speak to a live Proxy Specialist by calling 1-866-776-7430. We can answer any of your questions and record your vote. (Open: M-F 9:30am - 9pm, Sat 10am - 6pm ET)
•	Mail in your signed proxy card in the envelope provided.
•	Call the phone number on the proxy card and enter the control number printed on the card and follow the touchtone prompts.
•	Log on to the website noted on your proxy card and enter your control number printed on the card, and vote by following the on-screen prompts.

Every vote counts!

Thank you for your help in this important matter.

Sincerely,

/s/ Donald C. Burke
Donald C. Burke President of BlackRock Technology Fund, Inc.